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                                                              File No. 811-6497
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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                              --------------------

                                    FORM N-1A


               REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY
                                  ACT OF 1940                               / /

                               AMENDMENT NO. 4                              /x/



                             PIC BALANCED PORTFOLIO
               (Exact name of registrant as specified in charter)


         300 NORTH LAKE AVENUE
             PASADENA, CA                                            91101-4106
(Address of Principal Executive Offices)                             (Zip Code)


       REGISTRANT'S TELEPHONE NUMBER (INCLUDING AREA CODE): (818) 449-8500



                                  THAD M. BROWN
                          PROVIDENT INVESTMENT COUNSEL
                              300 NORTH LAKE AVENUE
                             PASADENA, CA 91101-4106
               (Name and address of agent for service of process)



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                             PIC BALANCED PORTFOLIO

                                    PART A.

ITEM 4.  GENERAL DESCRIPTION OF REGISTRANT

         PIC Balanced Portfolio (the "Balanced Portfolio" or the "Portfolio") is a diversified, management open-end investment company which was organized as a trust under the laws of the State of New York on December 11, 1991.

         The investment objective of the Balanced Fund is to provide high total return while preserving capital. There is no assurance that the Balanced Fund will achieve its objective.

         In the opinion of Provident Investment Counsel, the Advisor to the Balanced Portfolio, over time, stocks outperform bonds and investments that are equivalent to cash; consequently the Balanced Portfolio will attempt to achieve high total return through investments in equity securities, consisting of common stocks and securities having the characteristics of common stocks, such as convertible preferred stocks, convertible debt securities and warrants.

         In selecting equity securities for the Portfolio, the Advisor will select securities of companies of various sizes which are currently experiencing an above-average rate of earnings growth. In addition, the Advisor seeks companies that have a five-year average performance record of sales, earnings, pretax margins, return on equity and reinvestment rate at an aggregate average of 1.5 times the average performance of the Standard & Poor's 500 Index ("S&P 500") for the same period. The Portfolio attempts to invest in a range of small, medium and large companies; the minimum market capitalization of a portfolio security is expected to be $250 million, and the average market capitalization is currently approximately $9 billion. Equity securities will typically average less than a 1% dividend. Currently, approximately 70% of the equity securities in which the Portfolio will invest are listed and traded on the New York and American Stock Exchanges, and the remainder are traded on the NASDAQ system or otherwise over the counter. The Advisor supports its selection of individual securities through intensive research and uses qualitative and quantitative disciplines to determine when securities should be sold.

         The Balanced Portfolio will invest no less than 25% of its assets in fixed income securities, both to earn current income and to achieve gains from an increase in the value of the fixed income securities. Fixed income securities can appreciate in value as a result of a decrease in interest rates as well as a perception by investors that the credit quality of the issuer has improved. Conversely, an increase in interest rates or a deterioration in credit quality can lead to a decline in the value of the fixed income security. In determining whether or not the Balanced Portfolio should invest in a particular debt security, the Advisor considers factors such as the price, coupon and yield to maturity; the credit quality of the issuer; the issuer's cash flow and the related coverage ratios; the property, if any, securing the obligation; and the terms of the debt instrument, including subordination, default, sinking fund and early redemption provisions. The Advisor will also review the ratings, if any, assigned to the securities by Standard & Poor's Corporation ("S&P"), Moody's Investors Service, Inc. ("Moody's") or other recognized rating agencies.



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         The Balanced Portfolio may invest up to 70% of its total assets in debt securities, but it may not invest in debt securities that are not rated at least BBB by S&P or Baa by Moody's, or if unrated by S&P and Moody's are of comparable quality in the judgment of the Advisor. See the Appendix for a description of S&P and Moody's ratings.

         The Balanced Portfolio may also attempt to earn current income and reduce the variability of the net asset value of its shares by investing a portion of its assets in short-term investments. For more information about short-term investments, see "General -- Short-Term Investments" below. The Balanced Portfolio also may invest part of its assets temporarily in short-term investments pending the investment of the proceeds of the sale of its shares or of its portfolio securities.

         The Balanced Portfolio may also invest up to 20% of its assets in foreign securities, although there is no requirement that it do so. See "General -- Foreign Securities" below.

GENERAL

         SHORT-TERM INVESTMENTS. The short-term investments that may be purchased by the Balanced Portfolio consist of high quality debt obligations maturing in one year or less from the date of purchase, such as U.S. Government securities, certificates of deposit, bankers' acceptances and commercial paper. High quality means the obligations have been rated at least A-1 by S&P or Prime-1 by Moody's, or have an outstanding issue of debt securities rated at least A by S&P or Moody's, or are of comparable quality in the opinion of the Advisor.

         Short-term investments also include repurchase agreements. A repurchase agreement is a transaction in which the Portfolio purchases a security, and at the same time, the seller (normally a commercial bank or broker-dealer) agrees to repurchase the same security (and/or a security substituted for it under the repurchase agreement) at an agreed-upon price and date in the future. The resale price is in excess of the purchase price in that it reflects an agreed-upon market interest rate effective for the period of time during which the Portfolio holds the securities. The majority of these transactions run from day to day and not more than seven days from the original purchase. The Portfolio's risk is limited to the ability of the seller to pay the agreed-upon sum upon the delivery date; in the event of bankruptcy or other default by the seller, there may be possible delays and expenses in liquidating the instrument purchased, decline in its value and loss of interest. However, the securities will be marked to market every business day so that the value is at least equal to the amount due from the seller, including accrued interest. The Advisor will also consider the creditworthiness of any bank or broker-dealer involved in repurchase agreements.

         U.S. GOVERNMENT SECURITIES. U.S. Government securities include direct obligations issued by the United States Treasury, such as Treasury bills, certificates of indebtedness, notes and bonds. U.S. Government agencies and instrumentalities that issue or guarantee securities include, but are not limited to, the Federal Home Loan Banks, the Federal National Mortgage Association and the Student Loan Marketing Association.

         Except for U.S. Treasury securities, obligations of U.S. Government agencies and instrumentalities may or may not be supported by the full faith and credit of the United States.



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Some, such as those of the Federal Home Loan Banks, are backed by the right of the issuer to borrow from the Treasury; others by discretionary authority of the U.S. Government to purchase the agencies' obligations; while still others, such as the Student Loan Marketing Association, are supported only by the credit of the instrumentality. In the case of securities not backed by the full faith and credit of the United States, the investor must look principally to the agency or instrumentality issuing or guaranteeing the obligation for ultimate repayment and may not be able to assert a claim against the United States itself in the event the agency or instrumentality does not meet its commitment.

         Among the U.S. Government securities that the Balanced Portfolio may purchase are "mortgage-backed securities" of the Government National Mortgage Association ("Ginnie Mae"), the Federal Home Loan Mortgage Association ("Freddie Mac") and the Federal National Mortgage Association ("Fannie Mae"). These mortgage-backed securities include "pass-through" securities and "participation certificates"; both are similar, representing pools of mortgages that are assembled, with interests sold in the pool; the assembly is made by an "issuer" which assembles the mortgages in the pool and passes through payments of principal and interest for a fee payable to it. Payments of principal and interest by individual mortgagors are "passed through" to the holders of the interest in the pool, thus, the payments to holders include varying amounts of principal and interest. Prepayment of the mortgages underlying these securities may result in a Portfolio's inability to reinvest the principal at comparable yields.

         Another type of mortgage-backed security is the "collateralized mortgage obligation", which is similar to a conventional bond (in that it makes fixed interest payments and has an established maturity date) and is secured by groups of individual mortgages. Timely payment of principal and interest on Ginnie Mae pass-throughs is guaranteed by the full faith and credit of the United States. Freddie Mac and Fannie Mae are both instrumentalities of the U.S. Government, but their obligations are not backed by the full faith and credit of the United States.

         FOREIGN SECURITIES. The Balanced Portfolio has the right to invest up to 20% of its total assets in foreign securities. The Portfolio will only purchase foreign securities which are listed on a "national securities exchange," as defined in the Investment Company Act of 1940 (the "1940 Act"), or included in the NASDAQ National Market System or which are represented by American Depositary Receipts listed on a national securities exchange or included in the NASDAQ National Market System.

         Interest or dividend payments on foreign securities may be subject to foreign withholding taxes. There are also risks in investing in foreign securities. The value of an investment may be affected indirectly by changes in currency rates and in exchange control regulations. Foreign companies are frequently not subject to the accounting and financial reporting standards applicable to domestic companies, and there may be less information about foreign issuers. In addition, investments in foreign countries are subject to the possibility of expropriation or confiscatory taxation, political or social instability or diplomatic developments that could adversely affect the value of those investments.

         WHEN-ISSUED SECURITIES. The Balanced Portfolio may purchase securities on a when-issued basis, for payment and delivery at a later date, generally within one month. The price and



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yield are generally fixed on the date of commitment to purchase, and the value of the security is thereafter reflected in the Balanced Portfolio's net asset value. During the period between purchase and settlement, no payment is made by the Balanced Portfolio and no interest accrues to the Balanced Portfolio.
At the time of settlement, the market value of the security may be more or less than the purchase price. The Balanced Portfolio will limit its investments in when-issued securities to less than 5% of its total assets. When the Balanced Portfolio purchases securities on a when-issued basis, it maintains liquid assets in a segregated account with its Custodian in an amount equal to the purchase price as long as the obligation to purchase continues.

         OPTIONS TRANSACTIONS. The Balanced Portfolio may write (sell) covered call and cash secured put options, and it may purchase call and put options, on debt securities. The Balanced Portfolio will write options on its portfolio securities for the purpose of increasing its return or to protect the value of its portfolio. If the price of the underlying security moves adversely to the Portfolio's position, the option may be exercised, and the Portfolio will be required to purchase or sell the underlying security at a disadvantageous price, which may only be partially offset by the amount of the premium, if at all. The Balanced Portfolio may also write straddles, which are combinations of put and call options on the same security, and which may generate additional premium income, but may also present increased risk. The Balanced Portfolio may also purchase put or call options in anticipation of changes in interest rates that would adversely affect the value of its portfolio securities or the prices of securities the Portfolio wants to purchase at a later date. The premium paid for a put or call option plus any transaction costs will reduce the benefit, if any, realized by the Fund upon exercise or liquidation of the option, and unless the price of the underlying security changes sufficiently, the option may expire without value to the Portfolio.

         FUTURES. The Balanced Portfolio may buy and sell stock index futures contracts and the Portfolio also may buy and sell interest rate futures contracts. The Portfolio will enter into these transactions in order to hedge against changes in prices of the Portfolio's securities.

         A stock index futures contract is an agreement pursuant to which one party agrees to deliver to the other an amount of cash equal to a specific dollar amount times the difference between the value of a specific stock index at the close of the last trading day of the contract and the price at which the agreement is made. No physical delivery of securities is made. If the Advisor expected general stock market prices to rise, it might purchase a stock index futures contract as a hedge against an increase in prices of particular equity securities it wanted ultimately to buy. If in fact the stock index did rise, the price of the equity securities intended to be purchased might also increase, but that increase would be offset in part by the increase in the value of the Portfolio's futures contract resulting from the increase in the index. On the other hand, if the Advisor expected general stock market prices to decline, it might sell a futures contract on the index. If that index did in fact decline, the value of some or all of the equity securities held by the Portfolio might also be expected to decline, but that decrease would be offset in part by the increase in the value of the futures contract.

         An interest rate futures contract is a similar agreement, except that it involves the delivery of the debt security underlying the agreement. In general, if market interest rates increase, the value of outstanding debt securities declines (and vice versa). If the Advisor expected long-term interest rates to decline, it might enter into a futures contract for the purchase of long-term debt



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securities so that it could gain market exposure that might offset anticipated increases in the cost of debt securities it intends to purchase, while continuing to hold higher-yielding short-term securities or waiting for the long-term market to stabilize. If the Advisor expected a rise in long-term interest rates, it might sell a futures contract on long-term debt securities similar to those held by the Balanced Portfolio. If rates did in fact increase and the value of the securities held by that Portfolio declined, the decrease would be offset in part by the increase in value of the futures contract.

         There is no assurance that it will be possible at any particular time to close a futures position. In the event that the Portfolio could not close a futures position and the value of the position declined, the Portfolio would be required to continue to make daily cash payments of maintenance margin. There can be no assurance that hedging transactions will be successful, as there may be an imperfect correlation between movements in the prices of the futures contracts and of the securities being hedged, or price distortions due to market conditions in the futures markets. Successful use of futures contracts is subject to the Advisor's ability to predict correctly movements in the direction of interest rates, market prices and other factors affecting the value of securities.


         PORTFOLIO TURNOVER. The annual rate of portfolio turnover of the Balanced Portfolio for the fiscal period ended October 31, 1995 was 106.50%, but is expected to be less than 100% in the future. Under certain market conditions, the Portfolio may experience a higher rate of portfolio turnover. In general, the Advisor will not consider the rate of portfolio turnover to be a limiting factor in determining when or whether to purchase or sell securities in order to achieve the Portfolio's objective. High portfolio turnover involves correspondingly greater brokerage commissions and other transaction costs, which are borne directly by the Portfolio, and may increase realized capital gains which are taxable to Holders when distributed.


                            INVESTMENT RESTRICTIONS

         The Portfolio has adopted certain investment restrictions, which are described fully in the Statement of Additional Information. One of these restrictions states that the Portfolio may borrow money only from banks for temporary or emergency purposes in amounts not to exceed 10% of the Portfolio's assets, and that additional investments may not be made while any such borrowings are in excess of 5% of the Portfolio's assets. Like the investment objective, these restrictions are fundamental and may be changed only by a majority vote of the outstanding Interests of the Portfolio.

         The Portfolio may, as a fundamental policy and within limits, engage in short sales, but only those which are "against the box." Such short sales are a method of locking in unrealized capital gains without current recognition of such gains.

         It is a position of the Securities and Exchange Commission (and an operating although not a fundamental policy of the Portfolio) that open-end investment companies such as the Portfolio should not make certain investments if thereafter more than 15% of the value of its net assets would be so invested. The investments included in this 15% limit are (i) those which are restricted; i.e., those which cannot freely be sold for legal reasons (other than those which meet the requirements of Securities Act Rule 144A); (ii) fixed time deposits subject to withdrawal



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penalties (other than deposits with a term of less than seven days); (iii)
repurchase agreements having a maturity of more than seven days; and (iv) investments for which market quotations are not readily available. The 15% limitation does not include obligations which are payable at principal amount plus accrued interest within seven days after purchase. The Portfolio has undertaken to a state securities commission that it will not invest more than 5% of its total assets in restricted securities.

ITEM 5. MANAGEMENT OF THE FUND.

         The Portfolio's Board of Trustees decides on matters of general policy and reviews the activities of the Advisor and the Administrator. The Portfolio's officers conduct and supervise the daily business operations of the Portfolio.

THE ADVISOR

         The Advisor to the Balanced Portfolio is Provident Investment Counsel, Inc., 300 North Lake Avenue, Pasadena, California 91101-4106. Subject to the direction and control of the Trustees of the Balanced Portfolio, the Advisor formulates and implements an investment program for the Portfolio, including determining which securities should be bought and sold. The Advisor also provides certain of the officers of the Portfolio. For its services, The Advisor receives a fee from the Portfolio, accrued daily and paid monthly, at the annual rate of 0.60% of the average daily net assets of the Portfolio.


         The Advisor is a corporation that traces its origins to an investment partnership formed in 1951. On February 15, 1995, it became an indirect, wholly owned subsidiary of United Asset Management ("UAM"), a publicly owned corporation with headquarters located at One International Place, Boston, MA 02110. UAM is principally engaged, through affiliated firms, in providing institutional investment management services. At December 31, 1995, total assets under the Advisor's management were in excess of $17 billion.


THE ADMINISTRATOR

         Pursuant to an Administration Agreement, Investment Company Administration Corporation (the "Administrator") supervises the overall administration of the Portfolio, including, among other responsibilities, the preparation and filing of all documents required for compliance by the Portfolio with applicable laws and regulations, arranging for the maintenance of books and records and the Portfolio, and supervision of other organizations that provides services to the Portfolio. Certain officers of the Portfolio are also provided by the Administrator. The Portfolio is responsible for paying legal and auditing fees, the fees and expenses of its custodian, accounting services and transfer agents, trustees' fees and registration fees, as well as its other operating expenses. For the services it provides, the Administrator receives a fee from the Portfolio at an annual rate of .10% of the average daily net assets of the Portfolio; the fee is accrued daily and paid monthly.

TRANSFER AND DIVIDEND PAYING AGENT

         The Portfolio does not have a transfer or dividend paying agent.



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ITEM 6.  CAPITAL STOCK AND OTHER SECURITIES

         Holders of Interests in the Portfolio are entitled to one vote for each full Interest held (and fractional votes for fractions of Interests) and may vote in the election of Trustees and on other matters submitted to meetings of Holders. It is not contemplated that regular annual meetings of Holders will be held.

         The Declaration of Trust provides that the Holders have the right, upon the declaration in writing or vote of the Holders of a majority of Interests, to remove a Trustee. The Trustees will call a meeting of Holders to vote on the removal of a Trustee upon the written request of the Holders of ten per cent of its Interests. In addition, ten Holders holding the lesser of $25,000 worth or one per cent of the Interests may advise the Trustees in writing that they wish to communicate with other Holders for the purpose of requesting a meeting to remove a Trustee. The Trustees will then, if requested by the applicants, mail at the applicants' expense the applicants' communication to all other Holders.

         Holders of Interests have no preemptive or other right to subscribe for additional securities. Interests are non- transferable.

         Holders may be liable for obligations of the Portfolio, but the risk of a Holder incurring financial loss on account of such liability is limited to circumstances in which the Portfolio was unable to meet its obligations.

         The Book Capital Account balances of Holders are determined at such time or times, at such frequency and pursuant to such method as the Trustees may from time to time determine. The power and duty to make such calculations may be delegated by the Trustees to such person as the Trustees may determine. It is expected that such calculations will be made on such days as necessary to comply with Rule 22c-1 under the 1940 Act.

         The Trustees shall, in compliance with applicable provisions of the Internal Revenue Code (the "Code") or regulations thereunder, agree to (a) the daily allocation of income or loss to each Holder, (b) the payment of distributions to Holders and (c) upon liquidation of the Portfolio, the final distribution of items of taxable income and expense. Any such agreement may be amended from time to time to comply with the Code or regulations thereunder. The Trustees may retain from net profits such amount as they may deem necessary to pay the debts or expenses of the Portfolio or to meet obligations of the Portfolio, or as they may deem desirable to use in the conduct of the affairs of the Portfolio or to retain for future requirements or extension of the business of the Portfolio.


         As of February 28, 1996, the Registrant was controlled by the PIC Institutional Balanced Fund, 300 North Lake Avenue, Pasadena, CA 91101, which owned 99.9% of its outstanding Interests.


ITEM 7.  PURCHASE OF SECURITIES BEING OFFERED

         Interests in the Portfolio are issued solely to institutional investors, including regulated investment companies, group trusts governed by
Section 501(a) of the Code, common trust funds governed by Section 584 of the Code and similar collective investment arrangements in transactions which do not involve any "public offering" within the meaning of the Securities Act of 1933 (the "1933 Act"). This Registration Statement does not constitute an offer to sell, or the





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solicitation of an offer to buy, any "security" within the meaning of the 1933
Act.

         There is no sales charge on Interests in the Portfolio, and the Portfolio does not use its assets for distribution pursuant to Rule 12b-1 under the 1940 Act. There is no minimum investment in the Portfolio. The Portfolio reserves the right to reject any investment.

         The net asset value of the Portfolio is determined as of the close of regular trading (currently 4:00 p.m., New York time) on each day that the New York Stock Exchange is open for trading. The net asset value per Interest of the Portfolio is the value of the Portfolio's assets, less its liabilities, divided by the number of Interests outstanding.

         The Portfolio values its investments on the basis of the market value of the securities. Securities and other assets for which market prices are not readily available are valued at fair value as determined in good faith by the Board of Trustees of the Portfolio. The fair value of debt securities with remaining maturities of 60 days or less is normally their amortized cost value, unless conditions indicate otherwise. Cash and receivables will be valued at their face amounts. Interest will be recorded as accrued and dividends will be recorded on their ex-dividend date.

ITEM 8.  REDEMPTION OR REPURCHASE

         A Holder wishing to redeem Interests may do so at any time by writing to the Fund in care of its Custodian at P.O. Box 8950, Wilmington DE 19899, or by delivering instructions to the Custodian at 103 Bellevue Parkway, Wilmington, Delaware 19809. The redemption request should identify the Portfolio, specify the number of Interests to be redeemed and be signed by an authorized person of the Holder. If the request is not properly executed, the Interests specified will be redeemed at the net asset value next determined after receipt of the request. Payment for Interests tendered will be made within seven days after receipt by the Portfolio of instructions properly executed. However, payment may be delayed under unusual circumstances, as specified in the Investment Company Act of 1940 or as determined by the Securities and Exchange Commission. Payment will be sent only to Holders at the address of record.

REDEMPTION OF SMALL ACCOUNTS

         In order to reduce the Portfolio's expenses, the Board of Trustees is authorized to cause the redemption of all of the Interests of any Holder whose account has declined to a net asset value of less than $500, as a result of a transfer or redemption, at the net asset value determined as of the close of business on the business day preceding the sending of proceeds of such redemption. The Portfolio would give Holders whose Interests were being redeemed 60 days' prior written notice in which to purchase sufficient Interests to avoid such redemption.

ITEM 9.  PENDING LEGAL PROCEEDINGS

         Not applicable.


The date of this Part A is February 29, 1996.




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                                    PART B.

                             PIC BALANCED PORTFOLIO

                      STATEMENT OF ADDITIONAL INFORMATION

ITEM 10. COVER PAGE


         This Statement of Additional Information of the PIC Balanced Portfolio (the "Balanced Portfolio" or the "Portfolio") is not a prospectus, and it should be read only in conjunction with Part A of this Registration Statement. The date of this Statement of Additional Information is February 29, 1996.



ITEM 11.  TABLE OF CONTENTS

Item 12.  General Information and History . . . . . . . . . . . . . . . . . . . . . . . . . . . .     B-1
Item 13.  Investment Objective and Policies . . . . . . . . . . . . . . . . . . . . . . . . . . .     B-1
Item 14.  Management of the Fund  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     B-4
Item 15.  Control Persons and Principal Holders of Securities . . . . . . . . . . . . . . . . . .     B-5
Item 16.  Investment Advisory and Other Services  . . . . . . . . . . . . . . . . . . . . . . . .     B-6
Item 17.  Brokerage Allocation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     B-7
Item 18.  Capital Stock and Other Securities  . . . . . . . . . . . . . . . . . . . . . . . . . .     B-8
Item 19.  Purchase, Redemption and Pricing of Securities Being Offered  . . . . . . . . . . . . .     B-8
Item 20.  Tax Status  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     B-8
Item 21.  Underwriters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     B-8
Item 22.  Calculation of Performance Data . . . . . . . . . . . . . . . . . . . . . . . . . . . .     B-9
Appendix  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     B-9
Item 23.  Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    B-10


ITEM 12.  GENERAL INFORMATION AND HISTORY

         Not applicable.

ITEM 13.  INVESTMENT OBJECTIVE AND POLICIES

         The investment objective of the Balanced Portfolio is to provide long-term growth of capital. There is no assurance that the Portfolio will achieve its objective. The discussion below supplements information contained in Part A as to investment policies of the Balanced Portfolio.

INVESTMENT RESTRICTIONS

         The Portfolio has adopted the following restrictions as fundamental policies, which may not be changed without the favorable vote of the holders of a "majority," as defined in the Investment Company Act of 1940 (the "1940 Act"), of the outstanding voting securities of the

Portfolio. Under the 1940 Act, the "vote of the holders of a majority of the outstanding voting securities" means the vote of the holders of the lesser of
(i) 67% of the Interests of the Portfolio represented at a meeting at which the holders of more than 50% of its outstanding Interests are represented or (ii) more than 50% of the outstanding Interests of the Portfolio.

         The Portfolio may not:

         1. Issue senior securities, borrow money or pledge its assets, except that the Portfolio may borrow on an unsecured basis from banks for temporary or emergency purposes or for the clearance of transactions in amounts not exceeding 10% of its total assets (not including the amount borrowed), provided that it will not make investments while borrowings in excess of 5% of the value of its total assets are outstanding;

         2. Make short sales of securities or maintain a short position, except for short sales against the box;

         3. Purchase securities on margin, except such short-term credits as may be necessary for the clearance of transactions;

         4. Write put or call options, except it may write covered call and cash secured put options on debt securities;

         5. Act as underwriter (except to the extent the Portfolio may be deemed to be an underwriter in connection with the sale of securities in its investment portfolio);

         6. Invest 25% or more of its total assets, calculated at the time of purchase and taken at market value, in any one industry (other than U.S. Government securities);

         7. Purchase or sell real estate or interests in real estate or real estate limited partnerships (although the Portfolio may purchase and sell securities which are secured by real estate and securities of companies which invest or deal in real estate);

         8. Purchase or sell commodities or commodity futures contracts, except that the Portfolio may purchase and sell stock index futures and interest rate futures contracts;

         9. Buy oil and gas limited partnerships or oil, gas or mineral leases;

         10. Make loans (except for purchases of debt securities consistent with the investment policies of the Portfolio and except for repurchase agreements); or

         11. Make investments for the purpose of exercising control or management.

         The Portfolio observes the following restrictions as a matter of operating but not fundamental policy, pursuant to positions taken by federal and state regulatory authorities:

         The Portfolio may not:

         1. Purchase any security if as a result the Portfolio would then hold more than 10% of any class of securities of an issuer (taking all common stock issues as a single class, all preferred stock issues as a single class, and all debt issues as a single class);

         2. Invest in securities of any issuer if, to the knowledge of the Portfolio, any officer or

Trustee of the Portfolio or any officer or Director of the Advisor owns more than 1/2 of 1% of the outstanding securities of such issuer, and such officers, Trustees and Directors who own more than 1/2 of 1% own in the aggregate more than 5% of the outstanding securities of such issuer;

         3. Invest more than 5% of the value of its net assets in warrants (included in that amount, but not to exceed 2% of the value of the Portfolio's net assets, may be warrants which are not listed on the New York or American Stock Exchange).

         4. Invest in any security if as a result the Portfolio would have more than 5% of its total assets invested in securities of companies which together with any predecessor have been in continuous operation for fewer than three years.

         5. Invest more than 10% of its assets in the securities of other investment companies or purchase more than 3% of any other investment company's voting securities or make any other investment in other investment companies except as permitted by federal and state law.

REPURCHASE AGREEMENTS

         Repurchase agreements are transactions in which a Portfolio purchases a security from a bank or recognized securities dealer and simultaneously commits to resell that security to the bank or dealer at an agreed-upon date and price reflecting a market rate of interest unrelated to the coupon rate or maturity of the purchased security. The purchaser maintains custody of the underlying securities prior to their repurchase; thus the obligation of the bank or dealer to pay the repurchase price on the date agreed to is, in effect, secured by such underlying securities. If the value of such securities is less than the repurchase price, the other party to the agreement will provide additional collateral so that at all times the collateral is at least equal to the repurchase price.

         Although repurchase agreements carry certain risks not associated with direct investments in securities, the Portfolio intends to enter into repurchase agreements only with banks and dealers believed by the Advisor to present minimum credit risks in accordance with guidelines established by the Board of Trustees. The Advisor will review and monitor the creditworthiness of such institutions under the Board's general supervision. To the extent that the proceeds from any sale of collateral upon a default in the obligation to repurchase were less than the repurchase price, the purchaser would suffer a loss. If the other party to the repurchase agreement petitions for bankruptcy or otherwise becomes subject to bankruptcy or other liquidation proceedings, there might be restrictions on the purchaser's ability to sell the collateral and the purchaser could suffer a loss. However, with respect to financial institutions whose bankruptcy or liquidation proceedings are subject to the U.S. Bankruptcy Code, the Portfolio intends to comply with provisions under that Code that would allow them immediately to resell the collateral.

FUTURES CONTRACTS

         The Balanced Portfolio may buy and sell interest rate futures contracts and may buy and sell stock index futures contracts. A futures contract is an agreement between two parties to buy and sell a security or an index for a set price on a future date. Futures contracts are traded on designated "contract markets" which, through their clearing corporations, guarantee performance of the contracts.

         Generally, if market interest rates increase, the value of outstanding debt securities declines (and vice versa). Entering into a futures contract for the sale of securities has an effect similar to the actual sale of securities, although sale of the futures contract might be accomplished more easily and quickly. For example, if the Balanced Portfolio held long-term U.S. Government securities and the Advisor anticipated a rise in long-term interest rates, the Balanced Portfolio could, in lieu of disposing of its portfolio securities, enter into futures contracts for the sale of similar long-term securities. If rates increased and the value of the Balanced Portfolio's portfolio securities declined, the value of the Portfolio's futures contracts would increase, thereby protecting the Portfolio by preventing net asset value from declining as much as it otherwise would have. Entering into futures contracts for the purchase of securities has an effect similar to the actual purchase of the underlying securities, but permits the continued holding of securities other than the underlying securities. For example, if the Advisor expected long-term interest rates to decline, the Balanced Portfolio might enter into futures contracts for the purchase of long- term securities so that it could gain rapid market exposure that might offset anticipated increases in the cost of securities it intended to purchase while continuing to hold higher-yield short-term securities or waiting for the long-term market to stabilize.

         A stock index futures contract may be used as a hedge by the Balanced Portfolio with regard to market risk as distinguished from risk relating to a specific security. A stock index futures contract does not require the physical delivery of securities, but merely provides for profits and losses resulting from changes in the market value of the contract to be credited or debited at the close of each trading day to the respective accounts of the parties to the contract. On the contract's expiration date, a final cash settlement occurs. Changes in the market value of a particular stock index futures contract reflects changes in the specified index of equity securities on which the future is based.

         There are several risks in connection with the use of futures contracts. In the event of an imperfect correlation between the futures contract and the portfolio position which is intended to be protected, the desired protection may not be obtained and the Portfolio may be exposed to risk of loss. Further, unanticipated changes in interest rates or stock price movements may result in a poorer overall performance for the Portfolio than if it had not entered into any futures on debt securities or stock indexes.

         In addition, the market prices of futures contracts may be affected by certain factors. First, all participants in the futures market are subject to margin deposit and maintenance requirements. Rather than meeting additional margin deposit requirements, investors may close futures contracts through offsetting transactions which could distort the normal relationship between the securities and futures markets. Second, from the point of view of speculators, the deposit requirements in the futures market are less onerous than margin requirements in the securities market. Therefore, increased participation by speculators in the futures market may also cause temporary price distortions.

ITEM 14.  MANAGEMENT OF THE FUND

         The Trustees and officers of the Portfolio, their business addresses and principal occupations during the past five years are:

Richard N. Frank (age 73), Trustee       Chief Executive Officer, Lawry's
234 E. Colorado Boulevard                Restaurants, Inc.; formerly Chairman
Pasadena, CA  91101                      of Lawry's Foods, Inc.

Bernard J. Johnson (age 71),             Retired; formerly Chairman Emeritus of the Advisor
     Trustee Emeritus
300 North Lake Avenue
Pasadena, CA  91101

James Clayburn LaForce (age 67),         Dean Emeritus, John E. Anderson Graduate School of
     Trustee                             Management, University of California, Los Angeles.
P.O. Box 1585                            Director of The BlackRock Funds. Trustee of Payden & Pauma
Valley, CA 92061                         Rygel Investment Trust. Director of the Timken Co.,
                                         Rockwell International, Eli Lilly,
                                         Jacobs Engineering Group and Imperial Credit Industries.

Jeffrey J. Miller (age 45), President    Managing Director and Secretary of the Advisor
     and Trustee*
300 North Lake Avenue
Pasadena, CA  91101

Angelo R. Mozilo (age 57), Trustee       Vice Chairman and Executive Vice President
155 N. Lake Avenue                       of Countrywide Credit Industries (mortgage
Pasadena, CA  91101                      banking)


Thad M. Brown (age 45), Vice             Senior Vice President and Chief Financial Officer
     President, Secretary and            of the Advisor
     Treasurer of the Trust
300 North Lake Avenue
Pasadena, CA 91101



---------------------------------------
* denotes Trustees who are "interested persons" of Portfolio under the 1940
Act.

         The following compensation was paid to each of the following Trustees. No other compensation or retirement benefits were received by any Trustee or officer from the Registrant or other registered investment company in the "Fund Complex."


                                          Compensation         Total Compensation
Name of Trustee                         From Registrant         From Fund Complex
---------------                         ---------------        ------------------
Richard N. Frank                             $1,100                  $11,000
Bernard J. Johnson                              900                   21,000
James Clayburn La Force                       1,200                   12,000
Angelo R. Mozilo                              1,200                   12,000


ITEM 15.  CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES


         At February 28, 1996, the Portfolio was controlled by PIC Balanced Fund, 300 North Lake Avenue, Pasadena, CA 91101, a series of a Delaware business trust which owned 99.99% of its outstanding Interests. Interests held by officers and Trustees, as a group, amounted to less than 1%.

ITEM 16.  INVESTMENT ADVISORY AND OTHER SERVICES

         Subject to the supervision of the Board of Trustees of the Portfolio, investment management and services are provided to the Portfolio by the Advisor, pursuant to an Investment Advisory Agreement (the "Advisory Agreement").


         Under the Advisory Agreement, the Advisor provides a continuous investment program for the Portfolio and makes decisions and places orders to buy, sell or hold particular securities. In conjunction with Investment Company Administration Corporation (the "Administrator"), the Advisor also supervises all matters relating to the operation of the Portfolio and obtains for it officers, clerical staff, office space, equipment and services. As compensation for its services, the Advisor receives a monthly fee at an annual rate of 0.60 of 1% of the Portfolio's average net assets. In addition to the fees payable to the Advisor and the Administrator, the Portfolio is responsible for its operating expenses, including: (i) interest and taxes; (ii) brokerage commissions; (iii) insurance premiums; (iv) compensation and expenses of Trustees other than those affiliated with the Advisor or the Administrator; (v) legal and audit expenses; (vi) fees and expenses of the custodian and transfer agent; (vii) fees and expenses for registration or qualification of the Portfolio and its Interests under federal or state securities laws; (viii) expenses of preparing, printing and mailing reports and notices and proxy material to Holders; (ix) other expenses incidental to holding any meetings of Holders; (x) dues or assessments of or contributions to the Investment Company Institute or any successor; (xi) such non-recurring expenses as may arise, including litigation affecting the Portfolio and the legal obligations with respect to which the Portfolio may have to indemnify its officers and Trustees; and (xii) amortization of organization costs. The total advisory fee for the fiscal years ended October 31, 1995, 1994 and 1993 were $77,098, $49,498 and $21,579, respectively; however, the Advisor waived its entire fee, and reimbursed the Portfolio for expenses in excess of .80% of average net assets, in the amount of $23,597, $46,287 and $169,875, respectively.


         Under the Advisory Agreement, the Advisor will not be liable to the Portfolio for any error of judgment by the Advisor or any loss sustained by the Portfolio except in the case of a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages will be limited as provided in the 1940 Act) or of willful misfeasance, bad faith, gross negligence or reckless disregard of duty.

         The Advisory Agreement was approved by the Board of Trustees and by a majority of the Trustees who neither are interested persons of the Portfolio nor have any direct or indirect financial interest in the Advisory Agreement or any agreement related thereto ("Independent Trustees") on December 9, 1994.
The Advisory Agreement will remain in effect for two years from its execution. Thereafter, if not terminated, the Advisory Agreement will continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually (i) by a majority vote of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board of Trustees or by vote of a majority of the outstanding voting securities of the Portfolio.

         The Advisory Agreement is terminable by vote of the Board of Trustees or by the holders of a majority of the outstanding voting securities of the Portfolio at any time without penalty, on 60 days' written notice to the Advisor. The Advisory Agreement also may be terminated by the Advisor on 60 days written notice to the Portfolio. The Advisory Agreement terminates automatically upon its assignment (as defined in the 1940 Act).


         Pursuant to its Administration Agreement, the Portfolio paid the Administrator fees of $12,850, $7,400 and $45,000 during the fiscal years ended October 31, 1995, 1994 and 1993, respectively.


         The Registrant's custodian is PNC Bank, 17th and Market Streets, Philadelphia, PA 19101, which holds its assets. The Registrant's auditors are McGladrey & Pullen, LLP, 555 Fifh Avenue, New York, NY 10017-2416, which audits the Registrant's financial statements and prepares its tax returns.

ITEM 17.  BROKERAGE ALLOCATION

         The Advisory Agreement states that in connection with its duties to arrange for the purchase and the sale of securities held in the portfolio of the Portfolio by placing purchase and sale orders for the Portfolio, the Advisor shall select such broker-dealers ("brokers") as shall, in its judgment, achieve the policy of "best execution," i.e., prompt and efficient execution at the most favorable securities price. In making such selection, the Advisor is authorized in the Advisory Agreement to consider the reliability, integrity and financial condition of the broker. The Advisor also is authorized by the Advisory Agreement to consider whether the broker provides research or statistical information to the Portfolio and/or other accounts of the Advisor.

         The Advisory Agreement states that the commissions paid to brokers may be higher than another broker would have charged if a good faith determination is made by the Advisor that the commission is reasonable in relation to the services provided, viewed in terms of either that particular transaction or the Advisor's overall responsibilities as to the accounts as to which it exercises investment discretion and that the Advisor shall use its judgment in determining that the amount of commissions paid are reasonable in relation to the value of brokerage and research services provided and need not place or attempt to place a specific dollar value on such services or on the portion of commission rates reflecting such services. The Advisory Agreement provides that to demonstrate that such determinations were in good faith, and to show the overall reasonableness of commissions paid, the Advisor shall be prepared to show that commissions paid (i) were for purposes contemplated by the Advisory Agreement; (ii) were for products or services which provide lawful and appropriate assistance to its decision-making process; and (iii) were within a reasonable range as compared to the rates charged by brokers to other institutional investors as such rates may become known from available information.

         The research services discussed above may be in written form or through direct contact with individuals and may include information as to particular companies and securities as well as market, economic or institutional areas and information assisting the Portfolio in the valuation of the Portfolio's investments. The research which the Advisor receives for the Portfolio's brokerage commissions, whether or not useful to the Portfolio, may be useful to it in managing the accounts of its other advisory clients. Similarly, the research received for the commissions of such accounts may be useful to the Portfolio.

         The debt securities which will be a major component of the Balanced Portfolio's portfolio are generally traded on a "net" basis with dealers acting as principal for their own accounts without a stated commission although the price of the security usually includes a profit to the dealer. Money market instruments usually trade on a "net" basis as well. On occasion, certain money market instruments may be purchased by the Portfolio directly from an issuer in which case no commissions or discounts are paid. In underwritten offerings, securities are purchased at a fixed price which includes an amount of compensation to the underwriter, generally referred to as the underwriter's concession or discount.


         The aggregate brokerage commissions paid by the Portfolio during the fiscal years ended October 31, 1995, 1994 and 1993 were $19,998, $11,505 and $3,607.


ITEM 18.  CAPITAL STOCK AND OTHER SECURITIES

         See Part A.

ITEM 19.  PURCHASE, REDEMPTION AND PRICING OF SECURITIES BEING OFFERED

         The net asset value of the Portfolio's Interests will fluctuate and is determined as of the close of regular trading on the New York Stock Exchange (currently 4:00 p.m. Eastern time) each business day. The Exchange annually announces the days on which it will not be open for trading. The most recent announcement indicates that it will not be open on the following days: New Year's Day, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. However, the Exchange may close on days not included in that announcement.

         The net asset value per Interest is computed by dividing the value of the securities held by the Portfolio plus any cash or other assets (including interest and dividends accrued but not yet received) minus all liabilities (including accrued expenses) by the total number of Interests in the Portfolio outstanding at such time.

ITEM 20.  TAX STATUS

         The Portfolio does not expect to be subject to any income taxes. However, each investor in the Portfolio will be taxable on its share of the Portfolio's ordinary income and capital gain.

ITEM 21.  UNDERWRITERS

         Not applicable.

ITEM 22.  CALCULATION OF PERFORMANCE DATA

         Not applicable


                                    APPENDIX
                             DESCRIPTION OF RATINGS

MOODY'S INVESTORS SERVICE, INC.: CORPORATE BOND RATINGS

         Aaa--Bonds which are rated Aaa are judged to be of the best quality and carry the smallest degree of investment risk. Interest payments are protected by a large or by an exceptionally stable margin, and principal is secure. While the various protective elements are likely to change, such changes as can be visualized are most unlikely to impair the fundamentally strong position of such issues.

         Aa---Bonds which are rated Aa are judged to be of high quality by all standards. Together with the Aaa group they comprise what are generally known as high grade bonds. They are rated lower than the best bonds because margins of protection may not be as large as in Aaa securities or fluctuation of protective elements may be of greater amplitude or there may be other elements present which make the long term risks appear somewhat larger than in Aaa securities.

         Moody's applies numerical modifiers "1", "2" and "3" to both the Aaa and Aa rating classifications. The modifier "1" indicates that the security ranks in the higher end of its generic rating category; the modifier "2" indicates a mid-range ranking; and the modifier "3" indicates that the issue ranks in the lower end of its generic rating category.

         A--Bonds which are rated A possess many favorable investment attributes and are to be considered as upper medium grade obligations. Factors giving security to principal and interest are considered adequate but elements may be present which suggest a susceptibility to impairment sometime in the future.

STANDARD & POOR'S CORPORATION: CORPORATE BOND RATINGS

         AAA--This is the highest rating assigned by Standard & Poor's to a debt obligation and indicates an extremely strong capacity to pay principal and interest.

         AA--Bonds rated AA also qualify as high-quality debt obligations. Capacity to pay principal and interest is very strong, and in the majority of instances they differ from AAA issues only in small degree.

         A--Bonds rated A have a strong capacity to pay principal and interest, although they are somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions.

COMMERCIAL PAPER RATINGS

         Moody's commercial paper ratings are assessments of the issuer's ability to repay punctually promissory obligations. Moody's employs the following three designations, all judged to be investment grade, to indicate the relative repayment capacity of rated issuers: Prime 1--highest quality; Prime 2--higher quality; Prime 3--high quality.

         A Standard & Poor's commercial paper rating is a current assessment of the likelihood of timely payment. Ratings are graded into four categories, ranging from "A" for the highest quality obligations to "D" for the lowest.

         Issues assigned the highest rating, A, are regarded as having the greatest capacity for timely payment. Issues in this category are delineated with the numbers "1", "2" and "3" to indicate the relative degree of safety. The designation A-1 indicates that the degree of safety regarding timely payment is either overwhelming or very strong. A "+" designation is applied to those issues rated "A-1" which possess extremely strong safety characteristics. Capacity for timely payment on issues with the designation "A-2" is strong. However, the relative degree of safety is not as high as for issues designated A-1. Issues carrying the designation "A-3" have a satisfactory capacity for timely payment. They are, however, somewhat more vulnerable to the adverse effect of changes in circumstances than obligations carrying the higher designations.


ITEM 23. FINANCIAL STATEMENTS




PIC BALANCED PORTFOLIO
Statement of Net Assets as of October 31, 1995                                                                      Percentage of
EQUITY SECURITIES - 73.4%                                                                  Shares        Value       Net Assets
Aerospace - 0.4%
------------------------------------------------------------------------------------------------------------------------------------
Boeing Company                                                                                700       $ 45,938       0.4%
Boeing Company manufactures commercial and military aircraft.
------------------------------------------------------------------------------------------------------------------------------------
Auto Parts - 0.7%
------------------------------------------------------------------------------------------------------------------------------------
Autozone, Inc.*                                                                             3,800         94,050       0.7%

     Autozone  is  a  leading   specialty   retailer  of  automotive  parts  and
accessories, focusing on Do-It-Yourself consumers.

------------------------------------------------------------------------------------------------------------------------------------
Business and Financial Services - 5.6%
------------------------------------------------------------------------------------------------------------------------------------
Danka Business System PLC, Sponsored ADR                                                    2,500         83,750       0.7%
Danka Business System
is a leading independent retail and wholesale  distributor of photocopiers,  fax equipment and related service and parts,  with 193 retail branches in the United
States and 9 branches in Canada and the United Kingdom.
First Data  Corporation                                                                     9,366       619,337       4.9%
First Data  Corporation  provides  high quality,  high volume information processing and related services.
------------------------------------------------------------------------------------------------------------------------------------
               Total Business and Financial Services                                                     703,087
------------------------------------------------------------------------------------------------------------------------------------
Computer Services - 3.3%
------------------------------------------------------------------------------------------------------------------------------------
Automatic Data Processing, Inc.                                                               850         60,775       0.5%
Automatic Data Processing provides computerized  transaction  processing,  data communications,  information  recordkeeping and payroll
services.
Ceridian Corporation                                                                        1,400         60,900       0.5%
Ceridian  Corporation is an information  services company providing payroll and human resource  services to large  corporations.  Their
Arbitron  division is the  dominant  provider of radio  rating  services and CDI provides electronic solutions to defense markets.
Computer Sciences Corporation*                                                              1,900        127,063       1.0%
Computer  Sciences  Corporation is a large  independent  provider of information technology consulting.
3Com Corporation                                                                            3,400        159,800       1.3%
3Com Corporation is a leading networking  products vendor with 50% of sales in systems (hubs,  routers and switches) and 50% in network
adapter cards.
------------------------------------------------------------------------------------------------------------------------------------
               Total Computer Services                                                                   408,538
------------------------------------------------------------------------------------------------------------------------------------
Computer Software - 8.2%
------------------------------------------------------------------------------------------------------------------------------------
Computer Associates International, Inc.                                                     3,850        211,750       1.7%
Computer Associates  manufactures software that enables computers to run more efficiently.  The company develops,  markets and services
over 300 products for a wide range of mainframes, mini-computers and micro-computers.
Informix Corporation                                                                        5,100        148,538       1.2%
Informix is a leading provider of relational database management software, including application  development tools and graphical- and
character-based productivity software, for use on most significant desktop platforms.
Microsoft Corporation*                                                                      4,534        453,400       3.6%
Microsoft developes and markets systems and applications  software for business, and home use.
Oracle Systems Corporation*                                                                 5,000        218,125       1.7%
Oracle  Systems is the  world's  largest  maker of database  management  systems
(DBMS), software that allows users to create, retrieve,
and manipulate data in  computer-based  files.  Main products  support ORACLE, a relational  DBMS,  which allows people to  manipulate  data by using an industry standard language SQL.
------------------------------------------------------------------------------------------------------------------------------------
               Total Computer Software                                                                 1,031,813

PIC BALANCED PORTFOLIO
Statement of Net Assets as of October 31, 1995
                                                                                                                    Percentage of
EQUITY SECURITIES, continued                                                               Shares        Value        Net Assets
Cosmetics and Soap - 1.2%
------------------------------------------------------------------------------------------------------------------------------------
The Gillette  Company  3,100 $ 149,962 1.2% Gillette  produces and  manufactures razors and razor blades,  cosmetics,  stationery products,  small appliances and oral care products.

------------------------------------------------------------------------------------------------------------------------------------
Credit and Finance - 4.0%
------------------------------------------------------------------------------------------------------------------------------------
First USA, Inc.                                                                             3,800        174,800       1.4%
First USA is one of the largest  issuers of credit cards and  processors  of credit card  transactions  for  merchants  with a total of
nearly $13 billion in loans outstanding.
MBNA Corporation                                                                            8,840        325,975       2.6%
MBNA is the fourth largest credit card issuer and processor in the United States.
------------------------------------------------------------------------------------------------------------------------------------
               Total Credit and Finance                                                                  500,775
------------------------------------------------------------------------------------------------------------------------------------
Diversified - 1.6%
------------------------------------------------------------------------------------------------------------------------------------
American Standard Company, Inc.*                                                            3,000         80,250       0.6%
American  Standard Company is a global  manufacturer of brand name products such as air conditioning, plumbing and braking and control
systems.
Tyco International Ltd.                                                                     2,000        121,500       1.0%
Tyco International is a diversified  manufacturing  company.  Tyco produces fire protection systems,  pipes,  fittings,  and other flow
control equipment.
------------------------------------------------------------------------------------------------------------------------------------
               Total Diversified                                                                         201,750

------------------------------------------------------------------------------------------------------------------------------------
Electric Components/Semiconductors - 6.8%
------------------------------------------------------------------------------------------------------------------------------------
Analog Devices, Inc.                                                                        3,100        111,987       0.9%
Analog  Devices  designs,  manufactures  and sells high  performance  linear and mixed signal  integrated  circuits  used in analog and
digital signal processing applications.
Applied Materials, Inc.                                                                     3,380        169,423       1.4%
Applied Materials  develops,  manufactures,  sells and services  semiconductor wafer fabrication  equipment to the semiconductor wafer
industry.
Intel Corporation                                                                           5,900        412,263       3.3%
Intel is the world's  leading  manufacturer  of  microprocessors,  memory chips, controllers and peripherals.
LSI Logic Corporation                                                                       1,900         89,538       0.7%
LSI Logic Corporation manufactures application-specified integrated circuits and provides related design and technology services.
SGS-Thomson Microelectronics N.V.*                                                          1,500         67,875       0.5%
SGS Thomson Microelect designs, develops, manufactures and markets a broad range of semiconductor integrated circuits and discrete devices used in a wide variety of microelectronic applications.
------------------------------------------------------------------------------------------------------------------------------------
               Total Electric Components/Semiconductors                                                  851,086

PIC BALANCED PORTFOLIO
Statement of Net Assets as of October 31, 1995

                                                                                                                    Percentage of
EQUITY SECURITIES, continued                                                               Shares        Value        Net Assets
Electronics - 4.9%
------------------------------------------------------------------------------------------------------------------------------------
Cirrus Logic Corporation                                                                    1,300       $ 54,762       0.4%
Cirrus Logic is a semiconductor company focused primarily on the markets for graphics chips, wireless communications and mass storage.
Motorola, Inc.                                                                              3,200        210,000       1.7%
Motorola  manufactures  cellular  telephone,  paging and  specialized  mobile radio  equipment.  Motorola is also a major  supplier of
semiconductors, circuits, controls and related data communications equipment.
Texas Instruments, Inc.                                                                     4,100        279,825       2.2%
Texas Instruments manufactures semiconductor integrated circuits and sub-assemblies, defense electronics and digital products.
Xilinx, Inc.                                                                                1,600         73,600       0.6%
Xilinx is the world's largest supplier of programmable logic divices.
------------------------------------------------------------------------------------------------------------------------------------
               Total Electronics                                                                         618,187
------------------------------------------------------------------------------------------------------------------------------------
Entertainment - 3.1%
------------------------------------------------------------------------------------------------------------------------------------
British Sky Broadcasting Group PLC, Sponsored ADR                                           3,500        125,125       1.0%
British Sky Broadcasting is the leading pay television broadcasting service in the United Kingdom with over 4.2 million subscribers.
Capital Cities/ABC, Inc.                                                                    1,100        130,487       1.0%
Capital Cities conducts  business through five operating  groups:  ABC

HFS, Inc.                                                                                   2,200        134,750       1.1%
HFS is the world's  largest hotel  franchiser  with four  nationally  recognized brand names, including Days Inn, Ramada, Howard Johnson and Super 8.
------------------------------------------------------------------------------------------------------------------------------------
               Total Entertainment                                                                       390,362
------------------------------------------------------------------------------------------------------------------------------------
Food and Restaurants - 0.6%
------------------------------------------------------------------------------------------------------------------------------------
McDonalds Corp.                                                                             1,700         69,700       0.6%
McDonalds Corporation operates 3,856 fast-food restaurants and franchises 9,237 restaurants in 65 countries.

------------------------------------------------------------------------------------------------------------------------------------
Funeral Services - 1.2%
------------------------------------------------------------------------------------------------------------------------------------
Loewen Group, Inc.                                                                          3,700        148,173       1.2%
Loewen Group is the second largest funeral service corporation in North America.

------------------------------------------------------------------------------------------------------------------------------------
Health Industry Services - 1.2%
------------------------------------------------------------------------------------------------------------------------------------
Healthsouth Corporation                                                                     2,400         62,700       0.5%
Healthsouth  is the nation's  largest  provider of outpatient  and rehabilitative  health care  services.  Healthsouth  provides these services through outpatient and inpatient rehabilitation facilities, outpatient surgery centers and medical centers.
St. Jude Medical, Inc.                                                                      1,700         90,525       0.7%
St. Jude Medical manufactures and market biomedical devices for cardiovascular and vascular applications.
------------------------------------------------------------------------------------------------------------------------------------
               Total Health Industry Services                                                            153,225

PIC BALANCED PORTFOLIO
Statement of Net Assets as of October 31, 1995

                                                                                                                    Percentage of
EQUITY SECURITIES, continued                                                               Shares        Value        Net Assets
Health Maintenance Organizations - 1.9%
------------------------------------------------------------------------------------------------------------------------------------
Oxford Health Plans, Inc.                                                                   1,300      $ 101,725       0.8%
Oxford Health Plans provides  managed  healthcare  products to the greater New
York metro area: HMO, Point of Service,  and third party
administration of self-funded plans.
United HealthCare  Corporation 2,560 136,000 1.1% United Healthcare owns manages health maintenance organizations in 23 states and offers reinsurance coverage to
HMO's and others.
------------------------------------------------------------------------------------------------------------------------------------
               Total Health Maintenance Organizations                                                    237,725
------------------------------------------------------------------------------------------------------------------------------------
Insurance - 1.6%
------------------------------------------------------------------------------------------------------------------------------------
MGIC Investment Corp.                                                                       2,600        147,875       1.1%
MGIC  provides  private  mortgage  insurance  coverage to thrifts,  mortgage bankers and brokers,  commercial  banks and other lending
institutions.
PMI Group, Inc.                                                                             1,200         57,600       0.5%
PMI provides private mortgage insurance coverage to thrifts, mortgage bankers and brokers, commercial banks, and lending institutions.
------------------------------------------------------------------------------------------------------------------------------------
               Total Insurance                                                                           205,475
------------------------------------------------------------------------------------------------------------------------------------
Mainframes - 2.4%
------------------------------------------------------------------------------------------------------------------------------------
Hewlett Packard Company                                                                     3,200        296,400       2.4%
Hewlett-Packard manufactures computers, calculators, electronic test and measurement analysis instruments.

------------------------------------------------------------------------------------------------------------------------------------
Medical Electronics - 2.1%
------------------------------------------------------------------------------------------------------------------------------------
Medtronic, Inc.                                                                             4,600        265,650       2.1%
Medtronic manufactures pacemakers,  heart valves,  neurological stimulation devices,  therapeutic catheters and blood oxygenators.  MDT
markets its products through hospitals, doctors, and other medical institutions throughout the world.

------------------------------------------------------------------------------------------------------------------------------------
Medical Services - 0.7%
------------------------------------------------------------------------------------------------------------------------------------
Cardinal Health, Inc.                                                                       1,800         92,475       0.7%
Cardinal Health Incorporated is a leading wholesale drug distributor in the
United States.

------------------------------------------------------------------------------------------------------------------------------------
Mortgage and Related Services - 2.9%
------------------------------------------------------------------------------------------------------------------------------------
Federal Home Loan Mortgage Corporation                                                      1,000         69,250       0.6%
Federal Home Loan Mortgage  buys and holds  mortgages  from lenders  through the
United States and sells guaranteed mortgage-backed securities.  Federal National
Mortgage  Association  2,790  292,601 2.3% Federal  National  Mortgage  provides supplemental  assistance to the secondary  market in guaranteed and insured home mortgages.
------------------------------------------------------------------------------------------------------------------------------------
               Total Mortgage and Related Services                                                       361,851

PIC BALANCED PORTFOLIO
Statement of Net Assets as of October 31, 1995

                                                                                                                    Percentage of
EQUITY SECURITIES, continued                                                               Shares        Value        Net Assets
Natural Gas Products and Pipelines - 1.1%
------------------------------------------------------------------------------------------------------------------------------------
Enron Corp.                                                                                 3,840      $ 132,000       1.1%
Enron is an integrated natural gas company engaged in the gathering, transportation and wholesale  marketing of natural gas throughout the United States and internationally.

------------------------------------------------------------------------------------------------------------------------------------
Networking - 3.3%
------------------------------------------------------------------------------------------------------------------------------------
Cabletron Systems, Inc.*                                                                    2,300        180,838       1.4%
Cabletron  manufactures  local area network  products  and  provides  design and support services for local area network systems.
Cisco Systems*                                                                              3,000        232,500       1.9%
Cisco Systems is the leading supplier of multimedia and  multinetworking products  including  routers,  bridges,  terminal servers and network management products.
------------------------------------------------------------------------------------------------------------------------------------
               Total Networking                                                                          413,338
------------------------------------------------------------------------------------------------------------------------------------
Office Equipment/Supplies - 1.2%
------------------------------------------------------------------------------------------------------------------------------------
Office Depot,  Inc.* 5,147 147,333 1.2% Office Depot  operates the largest chain of office product warehouse stores with locations throughout the United States.

------------------------------------------------------------------------------------------------------------------------------------
Pharmaceuticals - 4.0%
------------------------------------------------------------------------------------------------------------------------------------
Amgen, Inc.                                                                                 1,500         72,000       0.6%
Amgen develops,  manufactures  and markets drugs based on advanced  cellular and molecular  biology.  The company's two principal drugs
are Epogen,  which promotes the production of white blood cells,  and Nuepogen, which stimulates the production of certain white blood
cells.
Merck & Company, Inc.                                                                       2,000        115,000       0.9%
Merck is the world's largest pharmaceutical company and the largest U.S.
pharmacy benefits management company.
Pfizer, Inc.                                                                                5,600        321,300       2.6%
Pfizer is a major producer of pharmaceuticals,  hospital products,  animal health lines,  consumer products and specialty chemicals and minerals.
------------------------------------------------------------------------------------------------------------------------------------
               Total Pharmaceuticals                                                                     508,300

------------------------------------------------------------------------------------------------------------------------------------
Specialty Chains - 0.7%
------------------------------------------------------------------------------------------------------------------------------------
CUC International, Inc.                                                                     2,500         86,563       0.7%
CUC, a consumer  services company,  provides over 29 million members with access to discount prices,  product  comparison  information,
and convenient purchasing for home shopping, travel, insurance, auto and dining services.

------------------------------------------------------------------------------------------------------------------------------------
Telephone Communications - 8.2%
------------------------------------------------------------------------------------------------------------------------------------
ADC Telecommunications, Inc.                                                                1,300         52,000       0.4%
ADC  Telecommunications  is a leading  telecommunications  equipment  supplier which  focuses  on  broadband  connectivity,  broadband
transmission and wide area networking products.
Andrew Corporation                                                                          2,300         97,175       0.8%
Andrew Corporation is an international supplier of communications equipment and services to commercial and government markets.

PIC BALANCED PORTFOLIO
Statement of Net Assets as of October 31, 1995

                                                                                                                    Percentage of
EQUITY SECURITIES, continued                                                               Shares        Value        Net Assets
Telephone Communications, continued
------------------------------------------------------------------------------------------------------------------------------------
Ericsson, (L.M.) Telephone Co., ADR                                                        14,800      $ 316,119       2.5%
Ericsson is one of the world's leading  telecommunications  equipment  suppliers and the preeminent  supplier in the cellular equipment
market.
Frontier Corporation                                                                        2,700         72,900       0.6%
Frontier  Corporation  is a  telecommunications  services  provider with 70% of revenues in long  distance  (mostly small and mid sized
commercial  accounts) and 30% in local and cellular in 22 markets  including
Rochester.  Frontier  merged with ALC  Communications  on
August 16, 1995,  creating the fifth largest long  distance  carrier after AT&T,
MCI Communications, Sprint and WorldCom.
Glenayre Technologies, Inc.                                                                 1,800        115,650       0.9%
Glenayre   Technologies   is  a  leading   worldwide   manufacturer  of
infrastructure   equipment  for  paging  and  other  wireless
telecommunications markets.
Nokia Corporation Sponsored ADR                                                             4,100        228,575       1.8%
Nokia  Corporation  supplies  advanced  telecommunications  infrastructure systems  and  equipment  for use in mixed and mobile  phone
networks. Nokia is also a leading supplier of color televisions, computer monitors and car speakers.
U.S. Robotics, Inc.                                                                         1,600        148,000       1.2%
U.S.  Robotics is the dominant  provider of  communications  access  products including high speed modems and LAN/WAN hubs for dial up
connectivity.
------------------------------------------------------------------------------------------------------------------------------------
               Total Telephone Communications                                                          1,030,419
------------------------------------------------------------------------------------------------------------------------------------
Transportation - 0.5%
------------------------------------------------------------------------------------------------------------------------------------
Fritz Companies, Inc.*                                                                      1,800         63,000       0.5%
Fritz Companies  provides  global  integrated  logistics  information  services and outsourcing to companies  involved in the worldwide
movement of goods.
------------------------------------------------------------------------------------------------------------------------------------
               Total Equity Securities (Cost $7,152,054)                                               9,207,175      73.4%

------------------------------------------------------------------------------------------------------------------------------------
FIXED INCOME SECURITIES - 3.6%
------------------------------------------------------------------------------------------------------------------------------------
Corporate Bonds - 3.6%
------------------------------------------------------------------------------------------------------------------------------------
American Express Credit Corporation, 8.750%, 6/15/1996                                  $ 100,000        101,635       0.8%
Ford Motor Credit Corporation, 7.250%, 5/15/1999                                          175,000        180,906       1.4%
International Lease Finance, 6.125%, 11/1/1999                                            175,000        174,563       1.4%

------------------------------------------------------------------------------------------------------------------------------------
               Total Corporate Bonds (Cost $458,085)                                                     457,104       3.6%
------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury Obligations - 19.3%
------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury Bonds, 10.375%, 11/15/2012                                                  375,000        504,116       4.0%
U.S. Treasury Bonds, 9.875%, 11/15/2015                                                   325,000        451,974       3.6%
U.S. Treasury Notes, 4.375%, 11/15/1996                                                   160,000        158,091       1.3%
U.S. Treasury Notes, 6.750%, 5/31/1997                                                    150,000        152,500       1.2%
U.S. Treasury Notes, 6.875%, 7/31/1999                                                    425,000        440,725       3.5%
U.S. Treasury Notes, 6.250%, 2/15/2003                                                    700,000        712,607       5.7%
------------------------------------------------------------------------------------------------------------------------------------
               Total U.S. Treasury Obligations (Cost $2,341,183)                                       2,420,013      19.3%

PIC BALANCED PORTFOLIO
Statement of Net Assets as of October 31, 1995
                                                                                       Principal                   Percentage of
Repurchase Agreements - 3.8%                                                            Amount        Value          Net Assets
------------------------------------------------------------------------------------------------------------------------------------
Lehman Government Securities, Inc., 5.410%, due 11/1/1995
(Collateralized by $491,413 U.S. Treasury Note, 7.50%,
due 1/31/97) (Cost $477,100)                                                            $ 477,100      $ 477,100       3.8%

------------------------------------------------------------------------------------------------------------------------------------
               Total Investments (Cost $10,428,422)                                                   12,561,392     100.1%
------------------------------------------------------------------------------------------------------------------------------------
OTHER ASSETS - 0.8%
------------------------------------------------------------------------------------------------------------------------------------
Cash                                                                                                          67
Receivables:
             Dividends and interest                                                                       71,497
             For securities sold                                                                           9,934
Prepaid expense                                                                                              131
Deferred organization costs                                                                               14,537
Other assets                                                                                               1,207
------------------------------------------------------------------------------------------------------------------------------------
             Total Other Assets                                                                           97,373       0.8%
------------------------------------------------------------------------------------------------------------------------------------
LIABILITIES - (0.9%)
------------------------------------------------------------------------------------------------------------------------------------
Payable for securities purchased                                                                          96,955
Accrued expenses                                                                                          21,215
------------------------------------------------------------------------------------------------------------------------------------
               Total Liabilities                                                                         118,170      (0.9%)
------------------------------------------------------------------------------------------------------------------------------------
TOTAL NET ASSETS - 100.0%                                                                            $12,540,595     100.0%
------------------------------------------------------------------------------------------------------------------------------------


*Non-income producing security.


     The above descriptions of portfolio companies are furnished by management solely for the general information of investors. See Notes to Financial Statements.

PIC BALANCED PORTFOLIO
Statement of Operations Year ended October 31, 1995
INVESTMENT INCOME
------------------------------------------------------------------------------------------------------------------------------------
Income:
------------------------------------------------------------------------------------------------------------------------------------
         Dividends                                                                                                    $ 68,280
         Interest                                                                                                      236,599
------------------------------------------------------------------------------------------------------------------------------------
         Total income                                                                                                  304,879

====================================================================================================================================

Expenses:
------------------------------------------------------------------------------------------------------------------------------------
         Investment advisory fee (Note 3)                                                                               77,098
         Administration fee                                                                                             12,850
         Accounting services fee                                                                                        64,800
         Custodian fee                                                                                                  20,655
         Auditing fee                                                                                                   10,001
         Legal fees                                                                                                      1,250
         Trustees' fees                                                                                                  3,800
         Amortization of organization costs                                                                             10,001
         Miscellaneous                                                                                                   3,037
------------------------------------------------------------------------------------------------------------------------------------
         Total expenses                                                                                                203,492
         Less, reimbursement/waiver by Advisor (Note 3)                                                               (100,695)
------------------------------------------------------------------------------------------------------------------------------------
         Net expenses                                                                                                  102,797

====================================================================================================================================

Net investment income                                                                                                  202,082

====================================================================================================================================

NET REALIZED & UNREALIZED GAIN ON INVESTMENTS
------------------------------------------------------------------------------------------------------------------------------------
         Net realized gain from security transactions                                                                1,041,070
         Change in net unrealized appreciation of investments                                                        1,491,367
------------------------------------------------------------------------------------------------------------------------------------
Net gain on investments                                                                                              2,532,437

====================================================================================================================================

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS                                                                $2,734,519
------------------------------------------------------------------------------------------------------------------------------------
See Notes to Financial Statements.

PIC BALANCED PORTFOLIO
Statement of Changes in Net Assets

INCREASE IN NET ASSETS:
------------------------------------------------------------------------------------------------------------------------------------
                                                                                               Year               Year
                                                                                               ended              ended
From operations:                                                                          October 31, 1995   October 31, 1994
------------------------------------------------------------------------------------------------------------------------------------

      Net investment income                                                                   $ 202,082        $ 134,310
      Net realized gain (loss) on investments                                                 1,041,070         (414,393)
      Change in unrealized appreciation of investments                                        1,491,367          284,049
------------------------------------------------------------------------------------------------------------------------------------
      Net increase in net assets resulting from operations                                    2,734,519            3,966

====================================================================================================================================

Transactions in interests:
      Contributions by Holders                                                                7,579,804        3,694,264
      Withdrawals by Holders                                                                 (6,913,353)      (1,264,936)
------------------------------------------------------------------------------------------------------------------------------------
      Net increase in net assets from transactions in interests                                 666,451        2,429,328

====================================================================================================================================

Total increase in net assets                                                                  3,400,970        2,433,294

====================================================================================================================================

NET ASSETS:
------------------------------------------------------------------------------------------------------------------------------------
Beginning of year                                                                             9,139,625        6,706,331
------------------------------------------------------------------------------------------------------------------------------------
End of year                                                                                 $12,540,595      $ 9,139,625
------------------------------------------------------------------------------------------------------------------------------------

See Notes to Financial Statements.

PIC BALANCED PORTFOLIO
Notes to Financial Statements
1 - ORGANIZATION
--------------------------------------------------------------------------------
      PIC Balanced Portfolio (the "Portfolio") was organized on December 11, 1991 as a trust under the laws of the State of New York. The beneficial interests in the Portfolio are divided into an unlimited number of non-transferable Interests, par value $.01 each. The Portfolio is registered under the Investment Company Act of 1940 as an open-end, diversified management investment company.

2 - SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------
      The following is a summary of significant accounting policies consistently followed by the Portfolio. These policies are in conformity with generally accepted accounting principles.

     A. Valuation of Securities. Equity securities listed on a national securities exchange or traded on the NASDAQ system are valued at their last sale price. Other equity securities and debt securities for which market quotations are readily available are valued at the mean between their bid and asked price, except that debt securities maturing within 60 days are valued on an amortized cost basis. Securities for which market quotations are not readily available are valued at fair value as determined in good faith by the Board of Trustees.

     B. Federal Income Taxes. The Portfolio intends to comply with the requirements of the Internal Revenue Code applicable to it. Therefore, no federal income tax provision is required.

     C. Deferred Organization Expense. Organization costs of the Portfolio are being amortized on a straight line basis over a period of sixty months. During the amortization period the proceeds of any redemption of the original Interests in the Portfolio by any Holder thereof will be reduced by a pro rata portion of any then unamortized organization costs based on the ratio of Interests redeemed to the total initial Interests outstanding prior to the redemption.

     D. Other. Securities transactions are recorded on the trade date basis. Realized gains and losses from securities transactions are reported on an identified cost basis. Interest is recorded as accrued, and dividend income is recorded on the ex-dividend date.

3 - TRANSACTIONS WITH AFFILIATES
--------------------------------------------------------------------------------
      The Portfolio has entered into an investment advisory agreement with Provident Investment Counsel, Inc. ("PIC") and an administration agreement with Investment Company Administration Corporation ("ICAC"), pursuant to which agreements certain employees of these entities serve as officers and/or trustees of the Portfolio. PIC and ICAC also provide management services necessary for the operations of the Portfolio and furnish office facilities.

      PIC receives a fee for its services to the Portfolio at the rate of 0.60% of the average daily net assets of the Portfolio, but waived its fee of $77,098 for the year ended October 31, 1995. PIC has voluntarily agreed to limit the total expenses of the Portfolio to an annual rate of 0.80% of the Portfolio's average net assets. For the year ended October 31, 1995, PIC reimbursed expenses of the Portfolio amounting to $23,597. ICAC receives an annual fee for its services at the rate of .10% of average daily net assets of the Portfolio. Fees paid to ICAC pursuant to the agreement totalled $12,850 for the year ended October 31, 1995.

PIC BALANCED PORTFOLIO
Notes to Financial Statements
4 - INVESTMENT TRANSACTIONS
--------------------------------------------------------------------------------
      During the year ended October 31, 1995, purchases and sales of investment securities, other than short-term obligations, were $13,869,913 and $13,057,536, respectively. The cost of securities for federal income tax purposes was $10,437,500. The aggregate gross unrealized appreciation and depreciation of portfolio securities, based on cost for federal income tax purposes, was as follows:

      Unrealized appreciation                                $2,178,310
      Unrealized depreciation                                   (54,418)
                                                                -------
            Net unrealized appreciation                      $2,123,892
                                                             ==========


5 - SELECTED RATIO DATA
------------------------------------------------------------------------------------------------------------------------------------
                                                                      Year              Year             Year
                                                                      ended             ended            ended
                                                                October 31, 1995  October 31, 1994 October 31, 1993
------------------------------------------------------------------------------------------------------------------------------------
      Ratios to average net assets:++

            Operating expenses                                        0.80%            0.80%             0.80%
            Net investment income                                     1.57%            1.63%             2.05%


      Portfolio turnover rate                                       106.50%          116.63%            92.65%



++Net of expense reimbursements equivalent to 0.78%, 1.16% and 4.68% of average net assets, respectively.

PIC BALANCED PORTFOLIO
Independent Auditor's Report
To the Board of Trustees of,
      and the holders of Interests in,
      PIC Balanced Portfolio

      We have audited the accompanying statement of assets of PIC Balanced Portfolio as of October 31, 1995, the related statement of operations for the year then ended and the statement of changes in net assets for each of the two years in the period then ended. These financial statements are the responsibility of the Portfolio's management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of October 31, 1995 by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PIC Balanced Portfolio as of October 31, 1995, the results of its operations and the changes in its net assets for the periods indicated, in conformity with generally accepted accounting principles.



                                                     McGladrey & Pullen, LLP

New York, New York
November 22, 1995

                                     PART C
                                OTHER INFORMATION

ITEM 24.  FINANCIAL STATEMENTS AND EXHIBITS.

         (a)      Financial Statements:


                  The following financial statements are included in Part B:
                           Statement of Net Assets as of October 31, 1995 Statement of Operations, Year ended October 31, 1995
                           Statement of Changes in Net Assets, Years ended
                                October 31, 1995 and October 31, 1994
                           Notes to Financial Statements, October 31, 1995
                           Independent Auditor's Report


         (b)      Exhibits:

                  (1)      Declaration of Trust(1)
                  (2)      Not applicable
                  (3)      Not applicable
                  (4)      Not applicable
                  (5)      Management Agreement(2)
                  (6)      Not applicable
                  (7)      Not applicable
                  (8)      Custodian Agreement(2)
                  (9)      Administration Agreement(2)
                  (10)     Not applicable
                  (11)     Consent of McGladrey & Pullen, LLP
                  (12)     Not applicable
                  (13)     Investment letter(2)
                  (14)     Not applicable
                  (15)     Not applicable
                  (16)     Not applicable

         (1) Previously filed with the Registration Statement on Form N-1A of PIC Balanced Portfolio, File No. 811-6497, on December 16, 1991 and incorporated herein by reference.

         (2) Previously filed with Amendment No. 1 to the Registration Statement on Form N-1A of PIC Balanced Portfolio, File No. 811-6497, on April 1, 1993 and incorporated herein by reference.


ITEM 25.  PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT.

         None.

ITEM 26.  NUMBER OF HOLDERS OF SECURITIES.


         As of February 28, 1996, there were two record Holders of Interests in the Registrant.

ITEM 27.  INDEMNIFICATION.

         Article V of Registrant's Declaration of Trust, states as follows:

                  1. Definitions. As used in this Article, the following terms shall have the meanings set forth below:

                           (a) the term "indemnitee" shall mean any present or former Trustee, officer or employee of the Trust, any present or former Trustee or officer of another trust or corporation whose securities are or were owned by the Trust or of which the Trust is or was a creditor and who served or serves in such capacity at the request of the Trust, any present or former investment adviser, sub-adviser or principal underwriter of the Trust and the heirs, executors, administrators, successors and assigns of any of the foregoing; however, whenever conduct by an indemnitee is referred to, the conduct shall be that of the original indemnitee rather than that of the heir, executor, administrator, successor or assignee;

                           (b) the term "covered proceeding" shall mean any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which an indemnitee is or was a party or is threatened to be made a party by reason of the fact or facts under which he or it is an indemnitee as defined above;

                           (c) the term "disabling conduct" shall mean willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the office in question;

                           (d) the term "covered expenses" shall mean expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by an indemnitee in connection with a covered proceeding; and

                           (e) the term "adjudication of liability" shall mean, as to any covered proceeding and as to any indemnitee, an adverse determination as to the indemnitee whether by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent.

                  2. Indemnification. The Trust shall indemnify any indemnitee for covered expenses in any covered proceeding, whether or not there is an adjudication of liability as to such indemnitee, to the maximum extent permitted by law. However, the Trust shall not indemnify any indemnitee for any covered expenses in any covered proceeding if there has been an adjudication of liability against such indemnitee expressly based on a finding of disabling conduct. Nothing in this Declaration of Trust shall protect a Trustee against any liability to which such Trustee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the office of Trustee hereunder.

                  3. Advance of Expenses. Covered expenses incurred by an indemnitee in connection with a covered proceeding shall be advanced by the Trust to an indemnitee prior to the final disposition of a covered proceeding upon the request of the indemnitee for such advance and the undertaking by or on behalf of the indemnitee to repay the advance unless it is ultimately determined that the indemnitee is entitled to indemnification thereunder, but only if one or more of the following is the case: (i) the indemnitee shall provide a security for such undertaking; (ii) the Trust shall be insured against losses arising out of any lawful advances; or (iii) there shall have been a determination, based on a review of the readily available facts (as opposed to a full trial-type inquiry) that there is a reason to believe that the indemnitee ultimately will be found entitled to indemnification by either independent legal counsel in a written opinion or by the vote of a majority of a quorum of trustees who are neither "interested persons" as defined in the 1940 Act nor parties to the covered proceeding. Nothing herein shall be deemed to affect the right of the Trust and/or any indemnitee to acquire and pay for any insurance covering any or all indemnitees to the extent permitted by the 1940 Act or to affect any other indemnification rights to which any indemnitee may be entitled to the extent permitted by the 1940 Act.

ITEM 28.  BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER.

         Provident Investment Counsel, Inc. is the investment advisor of the Registrant. For information as to the business, profession, vocation or employment of a substantial nature of Provident Investment Counsel, Inc., reference is made to the Form ADV filed under the Investment Advisers Act of 1940 by Provident Investment Counsel, Inc.

ITEM 29.  PRINCIPAL UNDERWRITERS.

         Not applicable.

ITEM 30. LOCATION OF ACCOUNTS AND RECORDS.

         The accounts, books and other documents required to be maintained by Registrant pursuant to Section 31(a) of the Investment Company Act of 1940 and the rules promulgated thereunder are in the possession of Registrant and Registrant's custodian, as follows: the documents required to be maintained by paragraphs (4), (5), (6), (7), (10) and (11) of Rule 31a-1(b) will be maintained by the Registrant's Administrator, and all other records will be maintained by the Custodian.

ITEM 31. MANAGEMENT SERVICES.

         Not applicable.

ITEM 32. UNDERTAKINGS.

         Not applicable.

                                   SIGNATURES



         Pursuant to the requirements of the Investment Company Act of 1940 the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Pasadena and State of California on the 28th day of February, 1996.


                                           PIC BALANCED PORTFOLIO


                                           By  /s/ Robert H. Wadsworth
                                               --------------------------------
                                               Robert H. Wadsworth
                                               Assistant Secretary



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